Exhibit 23.1
Cawley, Gillespie & Associates, Inc.
PETROLEUM CONSULTANTS

9601 AMBERGLEN BLVD., SUITE 117 AUSTIN, TEXAS 78729-1106 512-249-7000 FAX 512-233-2618	306 WEST SEVENTH STREET, SUITE 302 FORT WORTH, TEXAS 76102-4987 817-336-2461 FAX 817-877-3728 www.cgaus.com	1000 LOUISIANA STREET, SUITE 625 HOUSTON, TEXAS 77002-5008 713-651-9944 FAX 713-651-9980
June 28, 2006
Mr. Michael E. Mercer
EV Energy Partners, L.P.
1001 Fannin St, Suite 900
Houston, TX 77002
Re:    Release to reference our name
Dear Mr. Mercer:
     This letter is written at the request of EV Energy Partners, L.P., a Delaware limited partnership (the “Company”), and is being delivered to you pursuant to that certain Amendment No. 1 to the Form S-1 Registration Statement (the “Prospectus”) in connection with an initial public offering (the “Offering”) of common units of the Company. We hereby consent to the use of our name in the Prospectus, the filing of our firm’s summary reserve report on the natural gas and oil reserves as of December 31, 2005 as Appendix C and to the incorporation by reference of our estimates of proved reserves and future net cash flows for the year ended December 31, 2005.

Very truly yours, Cawley, Gillespie & Associates, Inc.
By:	/s/ W. Todd Brooker
W. Todd Brooker
Vice-President